Exhibit 99.1

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

2019 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purposes of this Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan are to foster and promote the long-term financial success of the Company by (a) means of equity-based and cash-based performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by key employees and service providers of the Company and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of a management team and the Board upon whose judgment, interest and performance are required for the successful and sustained operations of the Company. The Plan is effective as of the date set forth in Article XVI.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant, and there shall be no valid right or expectation with respect to any Award absent such written agreement (or, in the case of any Other Cash-Based Award, upon the actual payment by the Company of such amount in the Committee’s discretion).

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise provided in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s dishonesty, fraud, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity or continued failure to perform the Participant’s duties for the Company or an Affiliate, in each case, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable law.

2.6 “Change in Control” has the meaning set forth in Section 12.2.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.8 “Committee” means the Human Resources Committee or such other committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.9 “Common Stock” means the common stock, $1.00 par value per share, of the Company.

2.10 “Company” means Argo Group International Holdings, Ltd., a Bermuda exempt holding company, and its successors by operation of law.

2.11 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.12 “Disability” means, unless otherwise provided in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.13 “Effective Date” means the effective date of the Plan as defined in Article XVI.

2.14 “Eligible Employees” means each employee of the Company or an Affiliate.

2.15 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its sole discretion as eligible to receive Awards subject to the conditions set forth herein.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.17 “Fair Market Value” means, for purposes of the Plan, unless otherwise determined by the Committee or required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below: (a) the last sales price reported for the Common Stock on the applicable date selected by the Committee as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account, where applicable, the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day of the date of grant, the trading date immediately prior to the date of grant on which the Award is granted or any other day or dates selected by the Committee. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or, if not a day on which the applicable market is open, the next day that it is open.

2.18 “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.19 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.20 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.21 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.22 “Other Cash-Based Award” means an Award granted pursuant to Section 11.3 of the Plan and denominated in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.23 “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.24 “Other Stock-Based Award” means an Award under Article XI of the Plan that is valued in whole or in part by reference to, or is denominated in or otherwise based on, Common Stock.

2.25 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.26 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.27 “Performance Award” means an Award granted to a Participant pursuant to Article X hereof contingent upon achieving certain Performance Goals and which may be denominated in shares of Common Stock or cash (regardless of the form of payment).

2.28 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.29 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.30 “Plan” means this Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan, as amended from time to time.

2.31 “Prior Plan” means the 2007 Long-Term Incentive Plan and the 2014 Long-Term Incentive Plan, each as amended from time to time.

2.32 “Proceeding” has the meaning set forth in Section 15.8.

2.33 “Restricted Stock Award” or “Restricted Stock” means an Award of under Article VIII of the Plan that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.34 “Restricted Stock Unit Award” or “RSU Award” means a contractual right awarded under Article IX of the Plan to receive cash or shares of Common Stock.

2.35 “Restriction Period” has the meaning set forth in Section 8.3(a).

2.36 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.37 “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.38 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.39 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.40 “Share Reserve” has the meaning set forth in Section 4.1.

2.41 “Stock Appreciation Right” or “SAR” shall mean the right pursuant to an Award granted under Article VII.

2.42 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.

2.43 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.44 “Ten Percent Shareholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.45 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.46 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.47 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, unless otherwise determined by the Committee, in its sole discretion, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.48 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, except as otherwise determined by the Committee, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.49 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) RSU Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine the amount of cash to be covered by each Award granted hereunder;

(f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and in conjunction with or apart from other awards made by the Company outside of the Plan;

(g) to determine whether and under what circumstances a Stock Option or SAR may be settled in cash, Common Stock, Restricted Stock Awards or any combination thereof under Section 6.3(d);

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares of Common Stock acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j) to modify, extend or renew an Award, subject to Article XIII and Sections 6.3(l) and 7.2(a), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines.

(a) Subject to Article XIII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. No action of the Committee under this Section 3.3 shall materially impair the rights of any Participant without the Participant’s consent.

(b) To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the Bye-Laws of the Company, at such times and places as it shall deem advisable, including by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the Bye-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any applicable securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or to the Chief Executive Officer the authority to grant or amend Awards or to take other administrative actions pursuant to this Article III; provided, however, that in no event shall the Chief Executive Officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) himself or herself; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3.6 shall serve in such capacity at the pleasure of the Board and the Committee.

3.7 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.8 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bye-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or Bye-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares. (a) Share Reserve. Subject to any increase or decrease pursuant to this Section 4.1 and Section 4.2 below, the aggregate number of shares of Common Stock that may be issued, or with respect to which Awards may be granted, under the Plan shall be 1,885,000 shares of Common Stock, less one (1) share for every one (1) share granted under any Prior Plan after December 31, 2018 (such aggregate number, the “Share Reserve”). Shares of Common Stock issued hereunder may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. Any shares of Common Stock that are subject to Options or Stock Appreciation Rights shall be counted against the Share Reserve as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards (“Full-Value Awards”) shall also be counted against the Share Reserve as one (1) share for every one (1) share granted. Upon effectiveness of the Plan, no further grants will be made under any Prior Plan; however, any awards under a Prior Plan that are outstanding as of the Effective Date shall remain subject to the terms and conditions of, and be governed by, such Prior Plan.

(b) Substitute Awards; Use of Shares Under Acquired Company Plans. Shares of Common Stock issued under Awards granted upon the assumption, substitution of exchange for previously granted awards of a company acquired by the Company shall not reduce the Share Reserve. In addition, the Company may issue Awards under the Plan without reduction to the Share Reserve with respect to shares available under an equity incentive plan maintained by a company acquired by the Company in a corporate transaction, as appropriately adjusted to reflect such transaction pursuant to Section 4.2 (subject to all applicable stock exchange listing requirements). The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall equal the Share Reserve without regard to adjustments under Section 4.1(c).

(c) Permitted Addbacks to Share Reserve; Certain Limitations Relating to Options and SARs. If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full or, after December 31, 2018, any option or stock appreciation right granted under a Prior Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any such Award or award under a Prior Plan shall again be available for the purpose of Awards under the Plan. If any Full-Value Awards granted under the Plan or, after December 31, 2018, any awards other than options or stock appreciation rights granted under a Prior Plan are forfeited or cash-settled for any reason, or if withholding obligations with respect to such Full-Value Awards or awards other than options or stock appreciation rights under a Prior Plan are satisfied by withholding shares of Common Stock or the delivery of shares of Common Stock already owned, the number of such forfeited, cash-settled, withheld or delivered shares of Common Stock shall again be available for purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the Share Reserve: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the Plan or an option under a Prior Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights under the Plan or options or stock appreciation rights under a Prior Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right under the Plan or a stock appreciation right under a Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the Plan or, options under a Prior Plan.

(d) Share Counting for Shares Added Back. Any shares of Common Stock that again become available for Awards under the Plan pursuant to the foregoing Section 4.1(c) shall be added as (i) one (1) share of Common Stock for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as one (1) share of Common Stock for every one (1) Share subject to Full-Value Awards granted under the Plan or a Prior Plan.

(e) Non-Employee Director Limitation. The maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid during the fiscal year to the Non-Employee Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 12.1, if there shall occur any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares of Common Stock that may be issued under the Plan, any recapitalization, any merger, any consolidation, any extraordinary dividend (whether cash or stock), any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and kind of shares of Common Stock that thereafter may be issued under the Plan, (ii) the number and kind of shares of Common Stock or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, (iii) the purchase price thereof, and (iv) any applicable performance conditions, shall be appropriately adjusted. In addition, subject to Section 12.1, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee shall adjust any Award and make such other adjustments to the Plan as the Committee deems is equitable to prevent enlargement or dilution of rights or obligations under outstanding Awards. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of settlement by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

4.4 Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

4.5 Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted upon the assumption, substitution of exchange for previously granted awards of a company acquired by the Company, (ii) shares of Common Stock delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.2); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All current Eligible Individuals are eligible to be granted Awards; provided, however, that unless otherwise determined by the Committee or provided in an applicable Award Agreement, an Eligible Individual must be in active employment, consultancy or directorship (as applicable) by the Company or an Affiliate (and not serving under a notice of Termination or resignation), in order to be eligible to receive an Award. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

ARTICLE VI

STOCK OPTIONS

6.1 Grant of Stock Options. The Committee is authorized to grant Awards of Stock Options to Eligible Individuals from time to time, in its sole discretion. Stock Options may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Stock Options shall be made, the amount of consideration for any Stock Options, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock pursuant to such Stock Options to be awarded, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock Options. The Committee may condition the grant or vesting of Stock Options upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Terms and Conditions. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Common Stock at the time of grant; provided that this Section 6.3(a) shall not apply to stock options assumed by the Company or substituted for awards in a corporate transaction.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its sole discretion, that any Stock Option is exercisable subject to certain limitations (including that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.3(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan, any other stock option plan of the Company or both thereof, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof, a new Option may not, at a lower exercise price, be substituted for a surrendered Option and an outstanding Option for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case, other than adjustments or substitutions in accordance with Section 4.2 or in connection with a Change in Control), unless any such action is approved by the shareholders of the Company.

(m) Deferred Delivery of Common Stock. The Committee may in its sole discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code where applicable.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 15.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate; provided, however, Options are not eligible for dividends or dividend equivalent rights.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. The Committee is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion. Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the amount of consideration for any Stock Appreciation Rights, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Stock Appreciation Rights to be awarded, the time or times within which such Stock Appreciation Rights may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of Stock Appreciation Rights. The Committee may condition the grant or vesting of Stock Appreciation Rights upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

7.2 Terms and Conditions. Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant; provided that this Section 7.2(a) shall not apply to Stock Appreciation Rights assumed by the Company or substituted for awards in a corporate transaction. Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Appreciation Right may not, at a lower price, be substituted for a surrendered Stock Appreciation Right and an outstanding SAR for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2 or in connection with a Change in Control), each unless such action is approved by the shareholders of the Company, provided that the exercise price of an outstanding Stock Appreciation Right that is granted in exchange for either an Option or a tandem Stock Appreciation Right that is granted subsequent to such Option may be less than Fair Market Value on the date of grant if the exercise price of such outstanding SAR is equal to the exercise price of such Option for which it was exchanged (or tandem Stock Appreciation Right, as applicable).

(b) Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.2, Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its sole discretion, that any such right is exercisable subject to certain limitations (including that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised.

(e) Payment. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash, Common Stock or both cash and Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the exercise price of one share of Common Stock on the date that the right was awarded to the Participant.

(f) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.3(f) through 6.3(j).

(g) Non-Transferability. No Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Stock Appreciation Right that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Stock Appreciation Right that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Stock Appreciation Right acquired by a permissible transferee shall be subject to the terms of the Plan and the applicable Award Agreement.

7.3 Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 15.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate; provided, however, Stock Appreciation Rights are not eligible for dividends or dividend equivalent rights.

ARTICLE VIII

RESTRICTED STOCK

8.1 Grant of Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Eligible Individuals from time to time, in its sole discretion. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the amount of consideration for any Restricted Stock Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

8.2 Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Argo Group International Holdings, Ltd. (the “Company”) 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and an Agreement entered into between the registered owner and the Company dated __________. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Terms and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”), commencing on the date as set forth in the applicable Award Agreement, and such Award Agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Based on the Participant’s service, the attainment of Performance Goals (if any) and such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and waive the deferral limitations for all or any part of any Restricted Stock Award.

(b) Rights as a Shareholder and Dividends. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, the attainment of Performance Goals (if any) and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units. The Committee is authorized to grant Awards of Restricted Stock Units to Eligible Individuals from time to time, in its sole discretion. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock Units shall be made, the amount of consideration for any Restricted Stock Units, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock that any Restricted Stock Unit may be settled for, the time or times within which such Restricted Stock Units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock Units. The Committee may condition the grant or vesting of Restricted Stock Units upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

(a) The Committee may grant Restricted Stock Units to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock Units, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock Units as it deems appropriate. The Award Agreement shall set forth the time and form of payment of each award of Restricted Stock Units.

(b) Date of Settlement. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid), which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. Such conditions and dates shall be established, where applicable, in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the settlement date(s), the Company shall issue to the Participant one unrestricted, fully transferable share of Common Stock (or, if provided in the Award Agreement, the Fair Market Value of one such share of Common Stock in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.2 Terms and Conditions. Restricted Stock Units awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock Units still subject to restrictions, including performance-based or time-based restrictions, will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(b) Dividends. Dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Restricted Stock Unit Award can accumulate, but may only be paid to the Participant at the settlement of such Restricted Stock Unit Award upon the attainment of the applicable Performance Goals, the expiration of the applicable Restriction Period, and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

ARTICLE X

PERFORMANCE AWARDS

10.1 Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Eligible Individuals from time to time, in its sole discretion. Performance Awards may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, Performance Awards shall be made, the amount of consideration for any Performance Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock or the amount of cash subject to the Performance Award to be awarded, as applicable, the time or times within which such Performance Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Performance Awards. The Committee may condition the grant or vesting of Performance Awards Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. If the Performance Award is denominated in shares of Restricted Stock or Restricted Stock Units, such shares or units or cash equivalent thereof (based on the then current Fair Market Value of shares of Common Stock subject to such shares or units), shall be paid to the Participant only upon attainment of the relevant

Performance Goal in accordance with Article VIII. If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals in cash, in shares of Common Stock, in shares of Restricted Stock or in Restricted Stock Units (based on the then current Fair Market Value of shares of Common Stock subject to such Award), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

10.2 Terms and Conditions. Performance Awards awarded pursuant to this Article X shall be subject to the following terms and conditions:

(a) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Dividends. Notwithstanding anything to the contrary, any dividends or dividend equivalents with respect to the number of shares of Common Stock covered by a Performance Award shall either (i) not be paid or credited, or (ii) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Performance Award, and paid only if such restrictions and risk of forfeiture lapse.

(d) Payment. Following the Committee’s determination in accordance with Section 10.2(a), the Company shall settle Performance Awards, in such form (including in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, a Participant must be in active employment, consultancy or directorship (as applicable) by the Company or an Affiliate (and not serving under a notice of Termination or resignation) on the payment date in order to be eligible to receive payment of the Performance Award.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f) Accelerated Vesting. Based on service, performance and such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE XI

OTHER STOCK-BASED AND CASH-BASED AWARDS

11.1 Grant of Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Stock-Based Awards shall be made, the amount of consideration for any Other Stock-Based Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Stock-Based Awards to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Stock-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock-Based Awards. The Committee may condition the grant or vesting of Stock-Based Awards upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

11.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by an Other Stock-Based Award can accumulate but may only be paid to the Participant upon the attainment of the applicable Performance Goals and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Vesting. Any Award under this Article XI and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Stock issued on a bonus basis under this Article XI may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article XI shall be priced, as determined by the Committee in its sole discretion.

11.3 Grant of Other Cash-Based Awards. The Committee is authorized to grant Other Cash-Based Awards to Eligible Individuals from time to time, in its sole discretion, payable or deliverable upon the attainment of specific Performance Goals. Other Cash-Based Awards may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Cash-Based Awards shall be made, the amount of consideration for any Other Cash-Based Award, including no consideration or such minimum consideration as may be required by applicable law, the time or times within which such Other Cash-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Cash-Based Awards. The Committee may condition the grant or vesting of Other Cash-Based Awards upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, a Participant must be in active employment, consultancy or directorship (as applicable) by the Company or an Affiliate (and not serving under a notice of Termination or resignation) on the payment date in order to be eligible to receive payment of the Other Cash-Based Award. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE XII

CHANGE IN CONTROL PROVISIONS

12.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent, where applicable, with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Fair Market Value of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards.

(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

12.2 Change in Control. Unless otherwise provided in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 12.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation is consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 12.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) a complete liquidation or dissolution of the Company occurs or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

ARTICLE XIII

TERMINATION OR AMENDMENT OF PLAN

13.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions, or amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) change the classification of individuals eligible to receive Awards under the Plan; (iii) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (iv) extend the maximum option period under Section 6.3; (v) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; (vi) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel for cash or another Award an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award (other than adjustments or substitutions in accordance with Section 4.2 or in connection with a Change in Control), (ix) require shareholder approval in order for the Plan to continue to comply with the applicable provisions of Section 422 of the Code to the extent applicable to Incentive Stock Options or (x) make any other amendment that would require shareholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any holder without the holder’s consent.

ARTICLE XIV

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XV

GENERAL PROVISIONS

15.1 Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

15.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), the settlement of Restricted Stock Units or Other Stock-Based Awards or upon making an election under Section 83(b) of the Code, a

Participant shall pay all required withholding to the Company. Any required withholding obligation (up to the maximum statutory rate) with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

15.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided in the Plan or by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

15.7 Shareholders’ Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a shareholders’ agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such shareholders’ agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such shareholders’ agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing shareholders’ agreement (or other agreement).

15.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of Texas (regardless of the law that might otherwise govern under applicable Texas principles of conflict of laws).

15.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved exclusively in the federal or state courts of Texas. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the federal and state courts of Texas, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Texas court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in federal or state courts of Texas or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by applicable laws.

15.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Wherever the words “including” or “includes” are used in the Plan, it means “including, without limitation,” or “includes, without limitation,” respectively.

15.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

15.12 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

15.13 No Right to Same or Future Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years. No person shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

15.14 Death/Disability. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

15.15 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

15.16 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

15.17 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate.

15.18 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

15.19 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

15.20 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

15.21 Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

The Plan shall become effective on May 24, 2019, which is the date of approval of the Plan, following adoption by the Board, by the shareholders of the Company in accordance with the requirements of applicable laws.

ARTICLE XVII

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of shareholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.

ARTICLE XVIII

NAME OF PLAN

The Plan shall be known as the “Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

The following is an illustrative list of performance goals:

•	Book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof;

•	earnings (either in the aggregate or on a per share basis);

•	operating income or profit;

•	underwriting income or profit;

•	profitability ratios;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including annual cash flow provided by operations);

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before or after either, or any combination of, interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	any other return measures;

•	net revenues;

•	gross revenues;

•	annual net income to shares of Common Stock;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	Changes in annual revenue;

•	sales or market share;

•	total shareholder return, including return on assets, investment, invested capital, and equity (including income applicable to common shareholders or other class or shareholders);

•	share price (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time);

•	economic value added;

A-1

•	operational performance measures;

•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures;

•	the fair market value of a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends;

•	reduction in operating expenses;

•	any other objective or subjective criteria, including individual performance criteria, as determined by the Committee; or

•	any combination of the foregoing.

Any one or more of the Performance Goals may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisional or operational unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Goals may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

The Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management;

(c) a change in tax law or accounting standards required by generally accepted accounting principles or other laws or regulatory rules affecting reported results;

(d) foreign exchange gains and losses;

(e) a change in the Company’s fiscal year; or

(f) any other event as determined by the Committee.

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